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FORM 3
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940

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1.  Name and Address of Reporting Person*

    Wilmot          Ross
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    (Last)         (First)        (Middle)

    1075 West Georgia Street
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                  (Street)

    Vancouver, British Columbia, Canada V6E 3C9
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    (City)         (State)         (Zip)
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2.  Date of Event Requiring Statement (Month/Day/Year)

    June 3, 2002
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3.  IRS or Social Security Number of Reporting Person (Voluntary)


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4.  Issuer Name and Ticker or Trading Symbol

    ComCam, Inc.
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5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    [X] Director                          [ ] 10% Owner
    [X] Officer (give title below)        [X] Other (specify below)

       Secretary
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6.  If Amendment, Date of Original (Month/Day/Year)


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7.  Individual or Joint/Group Filing (Check Applicable Line)
    [X] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person
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
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                         TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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--------------------------------  ------------------------  -------------------  --------------------------------
1. Title of Security              2. Amount of Securities   3. Ownership Form:   4. Nature of Indirect
   (Instr. 4)                        Beneficially Owned        Direct (D) or        Beneficial Ownership
                                        (Instr. 4)             Indirect (I)         (Instr. 5)
--------------------------------  ------------------------  -------------------  --------------------------------
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    Common Stock                      0                         N/A                  N/A
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).

        Persons who respond to the collection of information contained in this for are not required to respond unless the form displays a currently valid OMB control number.
                                      (Print or Type Responses)
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FORM 3  (continued)
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
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                             Table II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
                        (e.g., puts, calls, warrants, options, convertible securities)
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----------------------  --------------------  --------------------------  --------------  -------------  ---------------------
1. Title of Derivative  2. Date Exercisable   3. Title and Amount of      4. Conversion   5. Ownership   6. Nature of Indirect
   Security                and Expiration       Securities Underlying       or Exercise      Form of          Beneficial
     (Instr. 4)                Date              Derivative Security         Price of       Derivative         Ownership
                          (Month/Day/Year)           (Instr. 4)             Derivative      Security:        (Instr. 5)
                        ---------  ---------  --------------  ----------     Security       Direct (D)
                           Date      Expir-       Title       Amount or                    or Indirect
                          Exer-      ation                    Number of                        (I)
                         cisable     Date                       Shares                     (Instr. 5)
----------------------  ---------  ---------  --------------  ----------  --------------  -------------  ---------------------
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Explanation of Responses:



                                                                          /s/ Ross Wilmot                 August 13, 2002
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                                                                       ** Signature of Reporting Person         Date

**  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this for are not required to respond unless the form displays a currently valid OMB control number.

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                                                                                                         SEC 1473 (8-92)
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